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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


   We consent to the use in this Amendment No. 1 to Registration Statement No. 333-36801 of Lightbridge, Inc. of our report dated February 4, 1997 (except for
Note 2 "Recent Accounting Pronouncement," and Note 4, as to which the dates are March 5, 1997), included in and incorporated by reference from the Annual Report on Form 10-K of Lightbridge, Inc. for the year ended December 31, 1996 and to the use of our report dated February 4, 1997 (except for Note 2 "Recent Accounting Pronouncement," and Note 4, as to which the dates are March 5, 1997) appearing in the Proxy Statement/Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.


DELOITTE & TOUCHE LLP
Boston, Massachusetts
October 6, 1997